April 18, 2017

Northern Lights Fund Trust IV

17605 Wright Street

Omaha, NE 68154

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 44 to the Northern Lights Fund Trust IV Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 57 under the Securities Act of 1933 (Amendment No. 60 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP